Exhibit 99.1

News Release

Contact:	Sue Neumann (media), 314-656-5827
Tim Griffith (investors), 314-656-5553
www.smurfit-stone.com

SMURFIT-STONE COMPLETES FINANCIAL RESTRUCTURING

Emerges From Chapter 11 with Strong Capital Structure;

Announces New Board of Directors

CREVE COEUR, MO, and CHICAGO, June 30, 2010 – Smurfit-Stone Container Corporation today announced that it has successfully completed its financial restructuring and has officially emerged from Chapter 11 as a newly reorganized, publicly traded company that will begin trading on the New York Stock Exchange under the symbol SSCC effective July 1, 2010.

The company’s Plan of Reorganization (the “Plan”), which was confirmed by the U.S. Bankruptcy Court on June 21, 2010, and recognized by a Canadian court order, has become effective. All outstanding closing conditions have been satisfied or waived.

“This is an exciting day for Smurfit-Stone. We have successfully completed our financial restructuring in just 17 months and we exit Chapter 11 as a well-positioned industry leader with a healthier balance sheet and improved cost structure,” said Patrick J. Moore, chief executive officer. “We are re-energized, committed to serving the needs of our customers and achieving long-term profitable growth for our shareholders.”

Continued Moore, “I appreciate the hard work and dedication of our employees who worked tirelessly during the reorganization process and remained focused on providing outstanding value to our customers.”

In conjunction with the company’s completion of its financial restructuring, the company announced a new board of directors, including Ralph F. Hake, who has been appointed non-executive chairman of the Smurfit-Stone board of directors. Hake is the former chairman and CEO of Maytag Corporation. Additional board members include:

•                  Timothy J. Bernlohr, former president and CEO of RBX Industries, Inc.

•                  Terrell K. Crews, former EVP and chief financial officer of Monsanto

•                  Eugene I. Davis, chairman, CEO and chief restructuring officer for Pirinate Consulting Group, LLC

•                  Michael E. Ducey, former president and CEO of Compass Minerals International, Inc.

•                  Jonathan F. Foster, managing director, Current Capital LLC

•                  Ernst A. Häberli, former president, commercial operations, international, Gillette Company

Six CityPlace Drive, Creve Coeur, MO 63141 Phone: 314.656.5300 Web: smurfit-stone.com

•                  Arthur W. Huge, former president and CEO of Menasha Corporation

•                  Steven J. Klinger, president and COO, Smurfit-Stone

•                  Patrick J. Moore, CEO, Smurfit-Stone

•                  James J. O’Connor, former chairman and CEO of Unicom Corporation and the former Smurfit-Stone lead independent director

As previously announced, in accordance with the terms of the Plan, Smurfit-Stone’s previous common stock and preferred stock have been cancelled. However, the Plan provides that 2.25 percent of the New Smurfit-Stone Common Stock Pool will be distributed pro rata to the company’s previous preferred stockholders and 2.25 percent of the New Smurfit-Stone Common Stock Pool will be distributed pro rata to the company’s previous common stockholders.

Upon completion of all distributions to former creditors under the Plan (as well as holders of the former preferred stock and the former common stock), the company will have approximately 100 million shares of common stock issued and outstanding.

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Smurfit-Stone Container Corporation is one of the industry’s leading integrated containerboard and corrugated packaging producers, and one of the world’s largest paper recyclers. The company is a member of the Sustainable Forestry Initiative® and the Chicago Climate Exchange. Smurfit-Stone generated revenue of $5.57 billion in 2009; has led the industry in safety every year since 2001; and conducts its business in compliance with the environmental, health and safety principles of the American Forest & Paper Association.